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                                       FAIRFIELD MANUFACTURING COMPANY, INC.

                                        Ratio of Earnings to Fixed Charges

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
                                                  1992          1993           1994          1995         1996
                                               ---------      -------        -------       -------      -------
 Income (loss) before income taxes,
    extraordinary item and cumulative
    effect of change in accounting
    principle                                  $(6,050)       $(2,719)       $  (903)      $12,430      $ 7,649
 Add back fixed charges:
    Interest expense                            10,063         10,348         11,674        12,269       11,260
    Amortization of deferred financing
        costs                                    1,430            997            703           636          670
                                               -------        -------        -------       -------      -------

 Total fixed charges                            11,493         11,345         12,377        12,905       11,930
 Adjusted earnings                             $ 5,443        $ 8,626        $11,474       $25,335      $19,579
                                               =======        =======        =======       =======      =======
 Ratio of earnings to fixed charges                0.5            0.8            0.9           2.0          1.6
                                               =======        =======        =======       =======      =======
 Earnings (insufficient) to cover fixed        $(6,050)       $(2,719)       $  (903)      $12,430      $ 7,649
    charges                                    =======        =======        =======       =======      =======
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